Exhibit 99.1

News Release

Contact:
News Media Contact
Dan Wilinsky, +1 303-397-2468
dan.wilinsky@ihs.com

or

Investor Relations Contact
Andy Schulz, + 1 303-397-2969
andy.schulz@ihs.com

FOR IMMEDIATE RELEASE

Scott Key Elected To IHS Board of Directors

•	Assumes President and CEO Role at IHS, as previously announced

ENGLEWOOD, Colo. (June 3, 2013) - IHS Inc. (NYSE: IHS), the leading global source of information and analytics, today said that Scott Key was elected to the IHS Board of Directors effective June 1. The company's planned CEO succession announced in early April also became effective June 1, with Key assuming the role of President and Chief Executive Officer. Former Chairman and CEO, Jerre Stead, becomes Executive Chairman.
Key, who joined IHS in 2003, had most recently served as President and Chief Operating Officer. His promotion to CEO marked the completion of a multi-year process guided by the IHS Board of Directors. C. Michael Armstrong will continue his position as the board's Lead Independent Director.

About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs 6,700 people in 31 countries around the world.
IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2013 IHS Inc. All rights reserved.